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                                                                   EXHIBIT 10.26

                TENANCY AGREEMENT FOR BUSINESS ACCOMMODATIONS
                               AND PROPERTIES

Between:
real estate company Helmut von Heesen GmbH & Co. KG, represented by Wolfgang Steinweg, management, registered in 60313 Frankfurt/Main, GroBe Eschenheimer StraBe 41a, hereafter called "the lessor";

and
Fa. Griffith Laboratories GmbH,
represented by the manager
registered in 64546 Morfelden, DreieichstraBe 7-9, hereafter called "the tenant".


ARTICLE 1: LEASED PROPERTY

1. The tenancy agreement relates to the plot of land located in 64546, Morfelden, DreieichstraBe 7a, for the exploitation of a warehouse for finished products of the Fa. Griffith, in the following premises: 1 warehouse (central hall), 2 toilets, 2 offices in the warehouse, with no corresponding housing accommodation.
2.   No garage, no shed.
3. The lessor has delivered all existing keys to the tenant for the term of the tenancy.
4. The following faults were noticed upon transfer of the leased property (in case an inventory of fixtures as between lessor and tenant was drawn up, that document applies): none.


ARTICLE 2: TENANCY TERM - NOTICE

1. The tenancy agreement comes into force on October 1st, 1995, respectively on the date on which the building is finished. The tenancy agreement is entered into for a period of 24 months and expires on September 30th, 1997. The agreement expires 24 months after the agreement comes into force following completion and transfer of the building.
2. Written notice must be given no later than the third working day of the first month of the term of notice.
3. No claims for compensation can be made against the lessor in case the premises are not free on time or are not available for occupation on time, except if this is due to intent or gross negligence of the lessor.
4.   The tenancy agreement is not tacitly renewed in accordance with article
     568 of the Code of Civil law ("BGB").


ARTICLE 3: RENT

1a) The monthly rent amounts to 5,000.- DM (five thousand DM), excluding legal V.A.T. in vigour at the moment, being 15%.




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b)   The following working expenses (mentioned in appendix 3 to article 27 II of the BVO in the current version) are not included in the above-mentioned rent and shall therefore be paid separately:

                                 Distribution formula based on
                                 the number of persons, the
                                 leased surface area, the
                                 splits or the meters
1. Water                         as per own hours
2. Drains (water)                as per own hours
3. Lighting, electricity (in     own meters
as far as this does not belong
to heating)
4. Garbage collection            in accordance with dispositions
5. Land tax                      in accordance with dispositions
6. Cleaning of the streets       in accordance with dispositions
7. Chimney sweeping (in as far   as per invoice
as this does not belong to
heating)
8. Public-liability insurance    as per insurance policy
9. Janitor                       not applicable
10. Maintenance of the garden    not applicable
11. Clearing of snow and         tenant's responsibility
spreading salt in case of
glaze ice
12. Lifting of people and loads  not applicable
13. Shared aerial and            not applicable
connection to band widths
14. Cleaning of the building     not applicable
15. Cleaning and maintenance     tenant's responsibility
of heating equipment
16. Hot-water supply             not applicable
17. Heating                      own heating equipment
18. Maintenance costs for fire   tenant's responsibility
extinguishers, tanks and
safety equipment to prevent
leakages
19. Cleaning of pavements        tenant's responsibility

c) The lessor has the right to apportion the management expenses proportionately to the tenant.
d) During the tenancy term the lessor can change the distribution formula at the beginning of a new calculation period in accordance with his best judgement. The split or the new definition of a distribution formula shall be made in accordance with the legal provisions, especially relating to the regulations on heating expenses.
2. In case the lessor has to pay higher taxes due to the increase of the working expenses or the creation of any new working expenses, the tenant shall pay the corresponding increase as from the moment on which it comes into being.
3. In case of the option relating to turnover tax, the lessor can charge turnover tax on rents, working expenses and management expenses at the legal rate which is in vigour at that particular moment.

ARTICLE 4: READJUSTMENT OF THE RENT

In case the monthly index for the cost-of-living for four person households of employees and workers with an average income, as published by the "Statistischen Bundesamt", goes up or down by more than five points in comparison with the index figure that was in vigour at the



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moment the agreement was entered into or at the moment of a new agreement, both parties have the right to request a readjustment of the rent. October 1st 1995 = 100 (index increases with 0,5% are taken into account) In case the parties fail to agree on the amount of the rent, the Chamber of Commerce will appoint an expert at the request of one or both parties. This expert will act as a referee in accordance with article 317 of the Code of Civil law and will decide, to the best of his judgement, if any readjustment of the rent will be made and if so, for what amount. The new rent will then be binding for both parties as from the first day of the month following the request for a readjustment of the rent to the contracting party. The costs of such procedures will be borne by both parties in accordance with the winning and losing positions in the discussions prior to the appeal to the Chamber of Commerce.


ARTICLE 5 - PAYMENT OF THE RENT

1. The rent is to be paid to the lessor or to his proxy who is entitled to accept the payment, at the Frankfurter Sparkasse, Ffm, account number 62091, BLZ 500 502 01, in advance, without any expenses whatsoever and no later than on the third working day of each month. All attendant expenses are to be paid together with the rent, except if it has been agreed otherwise. Whether or not payments are made in due course relates to the moment on which the money reaches the lessor, not to the moment on which the tenant has made the payment. In case of increase or decrease of the working expenses, the lessor has the right to adjust the advances accordingly. The monthly advances amounts to:
     a) for heating expenses: //// DM
     b) for other working expenses: 1,000.- DM, excluding legal V.A.T.
2. In case of late payment of the rent by the tenant, the payments shall be charged to the expenses, interests and any other debts if there is any danger of prescription, except if the tenant takes any other measures.


ARTICLE 6 - COMPENSATION, RETENTION

1. Any compensations or retentions by the tenant versus any claims for rent and attendant expenses are only permitted in case of uncontested claims and claims which have been assessed finally and conclusively.
2. Any compensations or retentions due to any claims resulting from any other debts are ruled out, except in case of uncontested claims and of claims which have been assessed finally and conclusively. Any claims for compensation in accordance with article 538 of the Code of Civil law are ruled, except in case of intent and gross negligence of the lessor.


ARTICLE 7 - CENTRAL HEATING

1. The leased premises shall be adequately heated on working days during the heating period (October 1st through April 30th) during the working hours in as far as no other heating times are necessary for the professional activities. Outside of the heating period, heating can only be requested if the outside temperature drops under 12 degrees centigrade at 21.00 hrs for three consecutive days.



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     No (replacement) heating can be requested in case of failures, force majeur, official regulations or any other impossibility to supply the heating (such as fuel shortage), except if the impossibility is due to the lessor's intent or gross negligence. The tenant's rights as per article 537 of the Code of Civil law are not affected. The tenant can not claim any damages whatsoever, except in case of intent or gross negligence of the lessor. The lessor shall make sure any failures whatsoever are remedied as soon as possible.
2. The working expenses for the central heating equipment consist of the expenses for the use and delivery of fuel, the expenses for the necessary current, the expenses for the operation, surveillance and maintenance of the equipment, the regular checks on the functioning and the safety of the equipment and its tuning by a specialist, the cleaning of the equipment, including the cleaning of the oil tank and the professional premises, including the cleaning of the premises after the delivery of fuel, the expenses for measurements in accordance with the German law on emissions and the taxes for chimney sweeping, in as far as they are not settled in any other way, and the expenses for rent, use, etc. of equipment destined for the registration of the consumption, as well as the expenses for dividing and calculating the costs. The expenses for the supply of district heating include the expenses for the supply of heating (standing charges, working expenses and settlements) and the expenses for the exploitation of the relevant equipment in the premises as mentioned above.
3. In case one of the tenants does not use the heating equipment, this does not release him from his obligations to pay his share of the heating expenses.
4. The expenses of any necessary intermediate meters are borne by the tenant for whom this meter is destined.
5. In case the premises of the tenant have their own heating equipment, the tenant shall use this equipment, maintain it and have it cleaned at least once a year at his own expense. Moreover he shall fulfil the obligations mentioned in article 7, paragraph 2.


ARTICLE 8 - HOT-WATER SUPPLY

The working expenses relating to the central equipment for hot-water supply include the expenses for water supply, in as far as they are not settled separately, and the expenses for the heating of the water in accordance with article 7, paragraph 2. The expenses for the water supply include the expenses for the usage of water, the standing charges and the rent of the meters, the expenses for the use of intermediate meters, the expenses for the exploitation of the own installation for water supply and the own installation for water treatment, including the base materials for the water treatment.
The expenses for the district supply of hot water include the expenses for the supply of hot water (standing charges, working expenses and settlement) and the expenses for the exploitation of the corresponding installation at the premises in accordance with article 7, paragraph 2.


ARTICLE 9 - USE OF ELEVATORS

1. No claims whatsoever can be made as to the use of the elevators in case they are stopped due to power failure, essential repairs or official regulations, except in case of intent or gross negligence from the part of the lessor.



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ARTICLE 10 - USE OF THE LEASED PROPERTY, TRANSFER OF USE

1. The tenant can only use the leased property for other purposes and for any other businesses than those stipulated in article 1 with the written permission of the lessor. He can not cease the business either partly or totally. No animals can be kept without the written permission of the lessor.
2. Without written permission of the lessor the tenant is not entitled to sublet or to transfer the use to third parties. For companies any change of ownership or any changes relating to the legal form, concern a transfer of use. A permission is only given for each particular case; it can be withdrawn at all times.
3. In case of transfer of use, the tenant already at this moment transfers to the lessor any claims he has against his subtenants and users and the right of distraint for an amount equal to the rent due to the lessor.
4. The tenant shall not sell or offer for sale any products for which another tenant already has the permission to sell them at the premises.
5. The lessor is not compelled to put the joint technical equipment of the premises at the tenant's disposal or to keep it into action outside the usual working and office hours.
6.   The following faults were noticed upon transfer of the leased property
     (in case an inventory of fixtures as between lessor and tenant was drawn up, that document applies): (none mentioned).


ARTICLE 11 - SIGNS AND ADVERTISING BOARDS

1. The tenant is entitled to put up one company sign. The lessor indicates the place where this sign shall be put up and decides how it shall be implemented.
     The lease and use of the exterior walls and the styling of the windows is settled in a separate agreement.
2. Upon termination of the tenancy agreement, the tenant shall remove all signs and advertising boards and shall have all damage resulting from putting up, using and removing those signs and advertising boards repaired. However, the tenant is allowed to leave or put up a small sign
     referring to his new address for    months (no less than 3 months) at a
     place which is to be determined by the lessor.


ARTICLE 12 - OFFICIAL PERMITS, DANGERS RESULTING FROM THE USE OF EQUIPMENTS AND INSTALLATIONS BY THE TENANT

1. The lessor is not responsible for the issue of permits for the intended business and its installations, nor for maintaining such permits. This especially applies to concessions. The tenant shall make sure at his own expense that all requirements for his business are met and that this will remain as such in future. This also applies to advertising boards, etc. The tenant shall comply with the regulations of the labour inspection or any other instances at his own expense.
2. However, article 12 paragraph 1 does not apply in case the nature and the location of the leased property are not fit for the agreed purpose of the agreement.
3. Before installing any machinery, heavy objects, other equipments or installations in the leased property, the tenant shall ask the lessor about the permitted load on the floors and he shall ask the written permission of the lessor. The tenant is responsible for all damages resulting from the non-observance of those stipulations. In case of any negative effects on the building, vibrations, cracks, etc. resulting from the equipments and installations, the lessor can withdraw the permission he has granted before. The tenant is



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     responsible for all installations and equipments he has installed and uses. If the placement or the use of the tenant's installations and equipments results in any unreasonable disadvantages or damages, the tenant shall remove those installations and equipments or refrain from using them if he can not solve those problems in any other way.
4. The tenant shall take an insurance against traffic accidents on the leased premises, on the access roads to the land and on the public roads in front of the land.


ARTICLE 13 -  MAINTENANCE OF AND REPAIRS TO THE LEASED PROPERTY

1. The tenant shall insure sufficient cleaning, ventilation, and heating in the leased property and he shall treat the equipments and installations in said property cautiously and safeguard them against any vermin.
2. The tenant shall pay compensations for damages to the leased property and to the building, to all installations belonging to the leased property or the building, in as far as they were inflicted by him, his officers or his subtenants. This also applies to damages inflicted by visitors, suppliers and craftsmen in as far as they were acting on the tenant's behalf. The tenant shall prove that he was not responsible for the damages.
3. The tenant is responsible for having all aesthetic repairs to the leased property carried out within a reasonable period of time. Such aesthetic repairs consist of: wallpapering, painting or whitewashing of walls and ceilings, painting of floors and radiators, including heating pipes, inside doors, windows and the inside of outside doors. Moreover, the tenant shall replace the following objects, in as far as he has a direct influence on them, except if he can prove that any damages were not inflicted by him: especially locks of windows and doors, locks of shutters, blinds, lighting equipment and gongs, thermometers, locks, water taps, flushing equipment for toilets, washbasins and outlet pipes, supply pipes and drains, fires, stoves, gas equipment and electrical equipment, similar equipment and installations for the water supply, including the equipment to maintain it or repair it, damaged glass and display windows. Naturally treated wood shall not be treated with paint.
     The tenant shall have all heating, ventilation and similar equipment, water heaters, equipment for hot-water supply, fires and stoves cleaned at least once a year by a specialist.
4. Upon expiry of the tenancy agreement, the tenant shall remove all plugs and shall repair all the holes such that they are invisible. In case of such adjustments, which were not explicitly approved of by the lessor, or which the lessor should not have approved of in order to preserve his rights, the tenant shall pay damages.
     Furthermore the tenant shall have the following works carried out: (none mentioned).
     If the tenant does not comply with his obligations within the set term and despite threats of challenge, the lessor can have the necessary works carried out at the tenant's expense.
5. Upon expiry of the tenancy agreement, the lessor can also exert his rights to enforcement and compensations as stipulated in paragraphs 1 through 4 in case a successive tenant has had those works carried out.
6. The tenant shall immediately inform the lessor of all damages in or to the leased property. The tenant shall pay compensations for any consequent damages resulting from the late reporting of the initial damage, in as far as he has concealed the faults on purpose or has not noticed them due to gross negligence.
7. The lessor is not responsible for any damages to the objects and installations of the tenant, irrespective of the nature, source, duration and range of the damages, except if



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     they were due to the intent or the gross negligence of the lessor.
     Otherwise the lessor's liability is basically limited to the amount of the public liability insurance.


ARTICLE 14 - CHANGES TO THE LEASED PROPERTY MADE BY THE TENANT

1. Changes to the leased property, especially installations and renovations and the like, can only be carried out with the written permission of the lessor. At the lessor's request, the tenant shall remove such installations and renovations, either partly or totally, when he moves out of the premises and shall return the leased property to it's original state, without any reservation whatsoever as to the lessor's permission.
2. If, at the end of the tenancy agreement, the tenant wants to remove any equipment he has added to the leased property, he shall first give the lessor the possibility to purchase this equipment. For this purpose, the tenant shall inform the lessor of he price, of the production expenses and of the moment on which the equipment was produced. If the lessor wants to pay the said equipment, he shall pay to the tenant a suitable compensation.
3. Any gas equipment and electrical equipment shall only be connected to the existing mains in as far as they do not exceed the permitted load. Any further equipment can only be connected subject to the written approval of the lessor. Said approval can be denied if the mains can not cope with any additional load and if the tenant refuses to pay the expenses for the necessary changes to the mains.


ARTICLE 15 - STRUCTURAL CHANGES AND IMPROVEMENTS BY THE LESSOR

1. The lessor is entitled to have any improvements and structural changes which are necessary for the maintenance or for a more economical use of the property, for the expansion of the building or the leased property, for averting impending dangers or for repairing damages, carried out without the tenant's permission. This also applies to all works and structural measures which, even though they are not absolutely necessary, are useful, especially those relating to the modernisation of the building. The tenant shall make sure the relevant premises are accessible and shall not hinder nor slow down the execution of the works. If the tenant does not comply with this obligation, the damages resulting therefrom will be at his expense. The professional interests of the tenant have to be taken into account.
2. In case any measures are taken to increase the utility value of the leased premises, such as expansion of a main road, construction of sewers, connection of the premises to public utilities, expansion or improvement of piping systems, conversion from coal heating to gas or oil heating, district heating or other heating and energy systems (including conversion to electrical heating and electrical equipment), the lessor has the right to increase the rent with an amount of 14% p.a. to compensate for the expenses of the above-mentioned measures.
     The new rent is due after the works are finished and at the beginning of the month following the summons made by the lessor.


ARTICLE 16 - ACCESS TO THE LEASED PROPERTY

During the usual working hours the tenant shall give the lessor, agents, experts and interested parties, subject to prior notice, the opportunity to inspect the leased property in



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view of assessing its structural status, in view of a new lease, a sale, etc.
In case of any danger the leased property shall be accessible at any time during day and night.


ARTICLE 17 - TERMINATION OF THE TENANCY AGREEMENT

1. Irrespective of the obligation to carry out any aesthetic repairs, the tenant shall return the leased property in a clean state. In case the tenant does not comply with this obligation or does not comply with it in due time, the lessor can have the leased property cleaned at the tenant's expense.
     The tenant's obligation to keep the leased property clean extends to all objects within the leased property, in as far as they do not belong to the lessor. In case the tenant does not comply with this obligation, the lessor is entitled to have those objects removed at the tenant's expense. The lessor is under no obligation to store any objects.
2. In case of immediate termination of the tenancy agreement by the lessor, the tenant is responsible until the end of the agreed tenancy term for the loss of rent resulting from the lack of occupancy of the leased property or resulting from the fact that the former rent can no longer be charged in case of a new lease.
3. In case the parties have agreed that the tenant shall pay advances to working expenses which are settled once a year, this arrangement remains in force. For all working expenses for which the amount is only established once a year, the amount is split between the old and the new tenant, respectively lessor, proportionately to the term of the rent, in as far as no special payments have been agreed.
4. At the expiry of the tenancy term, the tenant shall return all keys, even those he has had made himself, to the lessor.


ARTICLE 18 - PARTIES CONSISTING OF MORE THAN ONE PERSON

1. The lessor and the tenant are always considered as being as the contracting parties of this tenancy agreement, even if they consist of more than one person. If the tenant consists of more than one person, they are jointly and severally liable for all their obligations resulting from this tenancy agreement.
2. If the tenant consists of more than one person, they hereby give each other proxy for giving and receiving declarations having an effect on each of the persons; this does not apply to notices and rent increases.


ARTICLE 19 - CHANGES TO THE AGREEMENT

Side agreements, changes, supplements and termination of the agreement shall be agreed upon in writing. This also applies to all commitments, permissions, waivers and agreements whatsoever.


ARTICLE 20 - PLACE OF IMPLEMENTATION

The place of implementation for all obligations resulting from this agreement is Frankfurt/Main.




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ARTICLE 21 - DEPOSIT

1. For the compliance with the obligations he has under this agreement, the tenant gives the lessor a deposit in money for an amount of --- DM (no amount specified).
2.   The deposit is payable upon the signing of the contract.
3. In case the land/the building/the leased part of the property are being sold, the tenant agrees with the fact that the deposit paid by him will be transferred to the new owner.
     In case of sale, the lessor commits himself towards the tenant to force the new owner to return the deposit in as far as it is not being used as compensation.


ARTICLE 22 - VALIDITY OF THE TERMS AND CONDITIONS OF THE AGREEMENT

1. The nullity of one or more conditions of this agreement does not impede on the validity of the other conditions.
2.   This tenancy agreement replaces all previous agreements.


ARTICLE 23  - OTHER CLAUSES

The appendix to the tenancy agreement dated July 13th, 1995 is an essential part of the agreement.


ARTICLE 24 - CODE OF ORDER

1. All halls and landings, corridors and stairways shall be thoroughly cleaned at least once a week and shall be treated with a suitable cleansing agent. Yards, sheds, parking lots and the like shall be swept clean every week. The tenant is always responsible for the above activities, as well as for clearing all snow and ice from the footpaths and access roads to the building and for spreading salt in case of glaze ice. Otherwise all local police regulations shall be observed. Snow and ice shall be removed from all balconies. In case of any problems whatsoever as to the cleaning of the premises or the removal of snow and ice, the lessor is entitled to have those activities performed by a third party. The expenses are apportioned following the appropriate criteria, at the parties' best judgement.
     Objects, machinery, installations and utilities can only be cleaned within the leased property.
     The tenant shall have all outlets of toilets and sinks of which he has the exclusive use, cleaned at his own expense and shall have all obstructions to such outlets removed immediately. The tenant is liable for his officers and customers.
2. In case the land is polluted in any way, the tenant shall have this pollution remedied immediately.
3. Placement and storage of any objects (boxes, goods, etc.) outside the leased property is not allowed. Motorcycles, mopeds and similar vehicles can only be stored in the premises destined for that use with permission of the lessor and in accordance with the police regulations. Vehicles can only be stored and parked in the yards upon written permission of the lessor.
4. All windows shall be closed when it rains, snows or storms. Whenever any damage to the roof or any entry of water is noticed, the lessor shall be informed immediately.
5. The domestic waste shall be made smaller prior to being deposited in the appropriate garbage cans. Due care shall be taken in order to ensure that the stairways, the entry to the building and the place where the garbage cans are stored will not be polluted. In case such pollution does occur nevertheless, the tenant shall immediately arrange for the necessary cleaning. Ashes shall only be deposited in the appropriate containers after they have cooled down. Packaging material resulting from professional activities or similar waste material shall never be deposited in the garbage cans destined for domestic waste.
6. All entrances that are equipped with doors (cellar, attic, storage room, etc.) shall always be kept closed. In case arrangements have been made relating to the closing times for the front door, they need to be observed at all times.
7. If changes and appendices to this code of order prove to be necessary in order to maintain the peace and order in the leased property, the lessor is allowed to take the necessary actions.

Morfelden, July 13th, 1995

The lessor                             The tenant
Manfred Keupp                          Griffith Micro Science Gmbh
Tax consultant                         DreiechstraBe 7
FrankfurterstraBe 14B                  64546 Morfelden
61118 Bad Vilbel                       Dirk Barrie
Proxy
Wolfgang Steinweg
GroBe EschenheimerstraBe 41A
60313 Frankfurt

         Appendix to the professional tenancy agreement of July 13th for the warehouse (central hall), Dreiechstrasse 7a, 64546 Morfelden

1. The lessor shall inform the tenant in writing about the completion of the building activities for the hall four weeks before the completion. The term stated in this written communication serves as the term of this tenancy agreement.

2. The lessor will transfer the professional building in the following state, at his expense:

     a) loading platform (either fixed or moveable as desired) constructed at the right side of the building to serve as a connection with the existing hall of Fa. Griffith.
     b) all walls of the hall are painted (both inside and outside)
     c) new smooth industrial floor-covering in the whole surface of the hall, except for the toilets and the offices in the warehouse
     d) both toilets equipped with objects and equipment, ready for use and well-fastened
     e) both offices in the warehouse ready for use
     f) Upon the transfer of the hall the tenant will inspect whether all damages have been repaired.

3. Upon the first expiry of the agreement after 24 months, the tenant has an option to renew the agreement for consequent terms of one year; he shall inform the lessor in writing no later than six months before the expiry of the contract in case he wants to use this option.

4. The tenant commits himself to have the warehouse completely renovated by professionals (to the state it was in at the moment it was transferred) before returning it at the end of the contract.

5. The lessor commits himself to construct a new office in accordance with the presented plan. Consequently the rent specified in article 3 of the tenancy agreement is increased annually with an amount which is calculated as follows:
     Costs of construction x 8 = extra net rent p.a.
     ---------------------
     100
     excluding legal V.A.T. in vigour at that time.
     All offers shall be accepted by the tenant first.

Morfelden, July 13th, 1995

The lessor                             The tenant
Wolfgang Steinweg,                     Dirk Barrie
GroBe Eschenheimer StraBe 41a,         Griffith Micro Science GmbH
60313 Frankfurt/Main                   DreiechstraBe 7
                                       64527 Morfelden

  First supplement to the professional tenancy agreement of July 13th, 1995 for the warehouse DreiechstraBe 7a, 64546 Morfelden


1. In accordance with article 5 of the appendix to the above-mentioned tenancy agreement the following net rent results from the attached specifications of architect Peter Emmel dated August 12th, 1996 relating to the building of a new office.

     131,916.79 x 8
     --------------
          100                     =              DM 10,553.34 p.a.

     10,553.34 / 12 months        =              DM      879.44
                            + 15% V.A.T.         DM      131.92
                                                 ----------------

     Total rent                                  DM      1,011.36
     ==========                                  ================


2.   This agreement comes into force as from April 1st, 1996.

     A detailed list of the building activities outlined by architect Emmel dated August 12th, 1996 is annexed hereto.

3. This agreement is an essential part of the tenancy agreement of July 13th, 1995.


Frankfurt/Main, September 16th, 1996

The lessor                             The tenant
Helmut von Heesen GmbH & Co KG         Fa. Griffith Laboratories GmbH
represented by the manager             represented by the manager
                                       D. BARRIE